                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

For:  Evans Bancorp, Inc.                  Contact:  Susan J. Herold
      14-16 North Main Street                        Vice President
      Angola, NY  14006

Phone:     716-549-1000                         Fax:     716-549-0720

       EVANS BANCORP ANNOUNCES ITS STOCK WILL TRADE ON THE NASDAQ NATIONAL
                        MARKET BEGINNING ON JULY 9, 2001

ANGOLA, NY, July 2, 2001 ---- Evans Bancorp, Inc., the holding company for Evans National Bank, has been accepted by Nasdaq to trade on the Nasdaq Nationa Market under the symbol EVBN. The Company anticipates at least three market makers will trade its common stock on the Nasdaq National Market beginning July 9, 2001.

Mr. Phillip Brothman, Chairman of Evans Bancorp, Inc. and Evans National Bank, stated: "We believe that listing the common stock on a national market will make it easier for our shareholders and investors to buy and sell shares of the Company Also, we believe that having our stock traded on a national market with the prestige o the Nasdaq National Market will further enhance the visibility of our Company and help facilitate future growth."

For the first quarter ended March 31, 2001, the Company had net income of $655,137 or $0.30 per share adjusted for the recent 5-for-4 stock split, an increase of $111,816 or 20.6% from net income of $543,321 in the 2000 first quarter or $0.26 per share adjusted for the recent 5-for-4 stock split. Much of this increase in net income is due to strong loan demand, asset growth and strong performance from the Bank's subsidiary, M&W Agency, Inc. acquired on September 1, 2000. For the year ended December 31, 2000, the Company reported net income of $3,222,986 or $1.47 per share adjusted fo the recent stock split as compared with $2,027,270, or $0.95 per share adjusted for the recent stock split, for the year ended December 31, 1999. The year 2000 results included $1,380,318 of life insurance proceeds ($0.63 per share adjusted for the recent stock split).

Evans Bancorp, Inc. is the holding company for Evans National Bank, a commercial bank with seven branches located in Western New York with in excess o $224 million in assets and in excess of $186 million in deposits at December 31, 2000. Evans National Bank owns M&W Agency, Inc., a retail property and casualty insurance agency with seven offices in Western New York, and ENB Associates, Inc. which provides non-deposit investment products. There are approximately 2.2 million shares of the Company's common stock outstanding held by more than 1,300 shareholders.

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenues and earnings. There are risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements. Information on factors that could affect the Company's business and results is discussed in the Company's periodic reports filed with the Securities and Exchange Commission.